Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated January 18, 2011, relating to our audit of the consolidated financial statements of Group DCA, Inc. and Subsidiaries as of and for the year ended December 31, 2009, which are included in PDI, Inc.’s Current Report (Form 8-K/A) dated January 19, 2011, filed with the Securities and Exchange Commission.

/s/ WITHUMSMITH+BROWN, P.C.

WITHUMSMITH+BROWN, P.C.

Morristown, New Jersey
January 19, 2011